EXHIBIT 2.1.2

                    SECURITIES PURCHASE AND LOCK-UP AGREEMENT

      This Securities Purchase and Lock-Up Agreement (this "Agreement") is made and entered into on this the 7th day of May, 2004 by and among Halter Financial Group, Inc., a Texas corporation ("HFG"), Sales Lead Management Inc, a New York Corporation ("SLM"), and Southwest Mortgage Corp., a Delaware corporation (the "Company").

      WHEREAS, HFG is the holder of 191,600.00 shares (the "Shares") of the common stock of the Company; and

      WHEREAS, SLM is a wholly-owned subsidiary of the Company; and

      WHEREAS, the Company and HFG desire to enter into this Agreement for the purpose of setting forth certain obligations of the parties hereto in connection with the Shares.

      NOW, THEREFORE, in consideration of the foregoing, and the respective covenants contained in this Agreement, the parties hereto hereby agree as follows:

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1 PURCHASE OBLIGATION. The Company and SLM agree that within five business days of the breaking of escrow of SLM's current private placement of up to 1 million shares of its common capital stock (the "Private Placement"), the Company or SLM shall purchase 50,000 Shares from HFG at a purchase price of $2.00 per Share. In the event the purchase of the 50,000 Shares is not consummated on or before the date which is six months from the date of this Agreement, HFG shall have the right, in its sole discretion, to require the Company to execute a promissory note in the principal amount of $100,000 and accruing interest at the rate of six percent per annum, which shall be due and payable in full on or before the first anniversary date of this Agreement. The 50,000 Shares shall be delivered to the Company once the purchase price, whether or not evidenced by a note, is paid in full.

2 LOCKUP. HFG agrees that it will not otherwise sell, assign, transfer or pledge 71,600 Shares for a period of twelve (12) months from the date of this Agreement. In addition, HFG agrees that it will not otherwise sell, assign, transfer or pledge 70,000 Shares for a period of twenty-four (24) months from the date of this Agreement. Any sale, assignment, transfer, or pledge by HFG shall only be made with the express written consent of the Company.

3 AMENDMENT AND MODIFICATION. This Agreement may be amended or modified by the written consent of the Parties.

4 CAPTIONS AND HEADINGS. The paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

5 NOTICES AND WAIVERS. Any notice or waiver required or permitted to be given by the parties hereto shall be in writing and shall be deemed to have been given, when delivered, three business days after being mailed by certified or registered mail, faxed during regular business hours of the recipient and there is confirmation of receipt, or sent by prepaid full rate telegram to the following addresses:

      To HFG:
      Timothy P. Halter, President
      12890 Hilltop Road
      Argyle, Texas 76226

      with copy to:
      George L. Diamond, Esq.
      Jackson Walker, L.L.P.
      901 Main Street, Suite 6000
      Dallas, Texas 75202

      To the Company or SLM:

      Peter L. Cohen, President
      145 Pine Lawn Road, LL100
      Melville, New York 11747

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      with copy to:

      Adam Silvers, Esq.
      Ruskin, Moscou, Faltischek, P.C.
      East Tower, 15th Floor
      190 EAB Plaza
      Uniondale, New York 11556

6 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts or choice of law provisions of the State of New York.

7 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth above.

HALTER FINANCIAL GROUP, INC.            SOUTHWEST MORTGAGE CORP.

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BY: Timothy P. Halter                   BY: Peter L. Cohen
ITS: President                                  ITS: President

SALES LEAD MANAGEMENT INC.

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BY: Peter L. Cohen
ITS: President